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                                EXHIBIT 10.75

                   EMPLOYMENT AGREEMENT - JAMES L. MARDEN

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                                  AGREEMENT

         This Agreement is made as of November 1, 1996, between James L. Marden (hereinafter "Executive"), and Roadmaster Industries, Inc., a Delaware corporation ("Roadmaster"). Executive and Roadmaster are hereinafter sometimes together referred to as the "Parties."

         In consideration of the mutual covenants, promises and agreements in this Agreement, the Parties agree as follows:

         1. Employment. Roadmaster hereby employs Executive as the President and Chief Operating Officer of Roadmaster, and the President and Chief Executive Officer of the DP Fitness Division of Roadmaster Corporation, and Executive accepts these positions, subject to the terms and conditions of this Agreement, for a period of one (1) year, subject to additional one year additional terms upon agreement of the Parties, to be reflected in a signed writing executed by authorized officers of Roadmaster and by the Executive.

         2. Duties of Executive. Executive shall faithfully, diligently and to the best of his ability serve Roadmaster, under the direction and supervision of Chairman and Chief Executive Officer (the "CEO") of Roadmaster and according to existing Roadmaster policies. Executive shall diligently perform and accomplish those duties, tasks, and responsibilities assigned to him by Roadmaster's CEO, and in particular to cause the DP Fitness Division of Roadmaster to meet those goals set forth in Exhibit A, attached. Executive shall devote all of his working time, energy and skill to perform these duties, and shall not engage in any other employment or work for compensation. However, Executive shall be permitted to pursue other business investments (other than as an Executive or employee) and directorships (which may provide remuneration), as long as these do not interfere or compete with Executive's duties to Roadmaster. In addition, Executive has been nominated for a seat on Roadmaster's Board of Directors, and if elected by the shareholders shall serve as a director without additional compensation.

         3. Compensation and Benefits. Executive's initial salary shall be Two Hundred Fifty Thousand Dollars ($250,000.00) per year. After one year, Executive's compensation shall be reviewed according to Roadmaster's prevailing salary practices and Executive's performance. Roadmaster currently pays salary in twenty-four equal semi-monthly installments, but may elect to pay salary more or less frequently, and shall pay Executive his salary according to Roadmaster's then prevailing practices. Executive shall be eligible for an annual bonus of up to One Hundred Twenty-Five Thousand Dollars ($125,000.00), based upon the achievement of those goals set forth in Exhibit A (which shall provide for a bonus based upon meeting performance goals and levels as determined by the Compensation Committee of Roadmaster). Roadmaster shall provide Executive with a Five Hundred Dollar ($500.00) per month automobile allowance. Roadmaster shall provide Executive the opportunity to participate in the insurance and other benefit plans made available to other executives of Roadmaster, on a basis consistent with those provided to other executives of Roadmaster in similar positions.

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         4. Executive's Options. Roadmaster has awarded to Executive an option to purchase 250,000 shares of the common stock of Roadmaster (the "First Option"), with the First Option exercise price being the closing price of Roadmaster common stock on the New York Stock exchange on October 31, 1996, namely $1.50 per share, times the number of shares of Roadmaster common stock purchased upon exercise of the First Option. The First Option shall be in the form attached as Exhibit B to this Agreement. The First Option shall vest in eleven (11) installments of 20,900 shares each at the end of each month during Executive's employment by Roadmaster under this Agreement, and 20,100 shares at the end of the twelfth month of Executive's employment by Roadmaster under this Agreement. The First Option may be exercised in whole or in part at any time to the extent that the right to purchase shares has vested, all pursuant to the terms of the First Option. Roadmaster shall award the Executive an option to purchase an additional 250,000 shares of the common stock of Roadmaster (the "Second Option"), with the Second Option exercise price being the closing price of Roadmaster common stock on the New York Stock Exchange on October 31, 1996, namely $1.50 per share, times the number of shares of Roadmaster common stock purchased upon exercise of the Second Option. The Second Option shall be in the form attached as Exhibit C to this Agreement. The Second Option shall be awarded and shall vest upon fulfillment by Executive of those goals specified in Exhibit A attached.

         5. Change in Control. Change in Control of the Company means: (i) a sale, merger, or transfer of all or substantially all of the assets of the Company; (ii) if any "Person" or "Group" of Persons (as such terms are determined pursuant to Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) either alone or in conjunction with its "Affiliates" (as that term is defined in Rule 405 under the Securities
Act), other than a person or group consisting solely of Management Stockholders or their "Affiliates" (as that term is defined in Rule 405 under the Securities
Act), becomes the beneficial owner, directly or indirectly, of voting securities of the Company representing, or securities convertible into, or exchangeable for, securities representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities eligible to vote for the election of Directors; or (iii) if any "Person" or "Group" of Persons (as such terms are determined pursuant to Section 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) either alone or in conjunction with its "Affiliates" (as that term is defined in Rule 405 under the Securities Act), acquires the right or power to nominate and/or control, directly or indirectly, whether through the ownership of voting securities of the Company, by contract or otherwise, a majority of the members of the Company's Board of Directors without having first received the prior written consent of at least two-thirds (including a majority of the Management Directors) of the members of the Board of Directors of the Company then in office prior to such person or group of persons acquiring such right or power.

         In the event a Change in Control: (a) all shares under the First and Second Options shall become immediately vested one hundred percent (100%) and shall remain exercisable for their entire term, and (b) Roadmaster shall pay Executive an amount equal to one year's base salary, in equal installments payable on the same payment dates used for payment of salary to Roadmaster's other management personnel. Executive agrees that execution and delivery of Roadmaster's customary release is a condition precedent to the payment of any severance compensation.

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         6. Location. Executive agrees that the primary location for his performance of his duties shall be the facility of DP Fitness Division located in Opelika, Alabama.

         7. Confidentiality. As used in this Agreement, the term "Confidential Information" shall mean any and all information not readily available to the public, including but not limited to documents, reports, summaries, data compilations, programs, devices, designs, strategies, or methods which constitute, discuss, relate or concern (a) the financial condition, results of operations or compensation of the management of Roadmaster, Roadmaster subsidiaries and any subsidiaries of Roadmaster's subsidiaries (together, the "Company"); (b) the terms and conditions (including prices) of sales and offers of sales of products and services of the Company, (c) the terms, conditions or current status of the Company's relationship or transactions with any of the Company's customers or suppliers; (d) the identities and business practices and preferences of the Company's actual and prospective customers and suppliers, or of any officer, employee or agent thereof with whom the Company may communicate; (e) the invention, product ideas, trade secrets, market techniques, skills, ideas, strategic plans and market data possessed, developed, accumulated, or acquired by the Company; (f) any communications between the Company, its officers, directors, shareholders or employees, and any attorney employed or retained by the Company for any purpose, or any person retained or employed by those attorneys in representing the Company; (g) the terms and conditions of this Agreement; (h) any information regarding any potential merger, acquisition, divestiture, purchase or sale of assets, joint venture, or other business combination or financing in which the Company may contemplate participation; and (i) any other information from which the Company derives actual or potential economic value from the information not being generally known to other persons or entities who might obtain economic value from its disclosure or use, or which gives the Company an opportunity to obtain an advantage over its competitors who do not know or use the information. Executive acknowledges and agrees that the Company is engaged in a number of highly competitive businesses, and has expended, and will expend, significant sums and invested significant resources to develop and maintain the secrecy of the Confidential Information. The Company has obtained a valuable economic asset which has enabled it to maintain positive business relationships with its customers and suppliers. Executive acknowledges and agrees that if the Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Company, the Company would suffer irreparable harm. Executive acknowledges and agrees (a) that the Confidential Information is and at all times will remain the sole property of the Company;
(b) Executive will use his best efforts and the utmost diligence to protect the Confidential Information from disclosure to any other person or entity (except to the extent that the use or disclosure of Confidential Information is required in order for the Company to do business or obtain business benefit) ; and (c) shall not use any of the Confidential Information for his own benefit or that of any other person or entity other than the Company, including but not limited to any Confidential Information which Executive may learn, create, develop or modify in connection with his employment. The Executive acknowledges and agrees that any Confidential Information which is made or becomes available to him does so solely in order to permit him to perform his duties under this Agreement, and agrees that in the event his employment is terminated hereunder for any reason, he will not take and will promptly return all tangible Confidential Information, and any copies, abstracts, notes or other documents or records which constitute, discuss, relate, refer to or summarize any Confidential Information.

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         8. Non-Competition. The Executive agrees that during the term of this
Agreement, Executive will not, without the written consent of Roadmaster, engage in or become directly or indirectly interested in any business activity or entity, whether as owner, partner, officer, director, employee, stockholder (except that Executive may be the owner of less than one percent of the stock of a company traded on a major public stock exchange), trustee, beneficiary, consultant, lessor or lessee, which engages in any business activity in the USA competitive with the Company. Provided that Roadmaster is paying Executive any severance compensation due under this Agreement, Executive agrees that for two
(2) years following any termination of his employment (but only for one (1) year following a termination pursuant to subpart (b) of paragraph 11), Executive will not, without the written consent of Roadmaster, engage in or become directly or indirectly interested in any business activity or entity, whether as owner, partner, officer, director, employee, stockholder (except that Executive may be the owner of less than one percent of the stock of a company traded on a major public stock exchange), trustee, beneficiary, consultant, lessor or lessee, which engages in any business activity in the USA competitive with the Company. The Executive agrees that he will not during the term of this Agreement, and for two (2) years following any termination of his employment, either directly, indirectly or in concert with others, seek to influence or induce any person employed by the Company to become employed by any person or entity in competition with the Company.

         9. Enforcement. It is the desire of the Parties that the provisions of paragraphs 6 and 7 be enforced to the fullest extent permitted by law, and to the extent that any part or portion thereof is determined to be void or invalid, then the Agreement shall be applied and enforced to the maximum extent permitted by law, and this Agreement shall be interpreted as if it had been amended to contain only those terms and restrictions permitted under applicable law and public policy. Employee acknowledges and agrees that the Company will be irreparably harmed by any violation or threatened violation of paragraph 6 or 7 of this Agreement, and that any violation or threatened violation of those paragraphs can be enjoined or otherwise restrained by any court of competent jurisdiction, without notice and without bond.

         10. Inventions. Executive shall disclose to Roadmaster any and all inventions, including contributions, improvements, ideas or discoveries, whether patentable or not, conceived or made by Executive, alone or jointly with others, while he is employed by Roadmaster, which inventions shall be the sole property of Roadmaster. Executive hereby agrees to assign all interests in inventions to Roadmaster, and to assist in every proper way, and to execute at any time (whether or not the Executive is still employed by Roadmaster) all papers requested of Executive by Roadmaster to secure for Roadmaster patent rights to any invention in this and any foreign countries selected by Roadmaster. This Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of Roadmaster was used and which was developed entirely on Executive's own time, unless (a) the invention relates (I) to the business of Roadmaster, or (ii) to Roadmaster's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Roadmaster.

         11. Termination for Cause. Roadmaster may terminate this Agreement for cause if (a) the Executive commits any act of fraud, theft or is convicted of a felony or other charge involving dishonesty or moral turpitude; (b) Executive commits or causes a material breach of this Agreement; or (c) Executive willfully or recklessly fails to perform his duties in the position for which he is employed. If Roadmaster

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terminates Executive for cause, Executive shall not be entitled to any further compensation from Roadmaster under this Agreement or otherwise. If Executive is formally charged by requisite official processes with a felony or other charge involving dishonesty or moral turpitude, then Roadmaster may place Executive on a paid leave of absence pending resolution of the charges.

         12. Termination for Other Causes. This Agreement shall be terminated upon any of the following: (a) death of the Executive; or (b) the disabling injury, or illness, or other disability of the Executive for 180 days out of any one year period. Termination for any of the foregoing shall terminate the Executive's entitlement to compensation, except under any Roadmaster employee benefits in which the Executive participates, such as life insurance or disability insurance.

         13. Termination Without Cause. Roadmaster may terminate Executive at will, without cause, at any time. If Roadmaster terminates the Executive without cause during the term of this Agreement, then Roadmaster shall pay Executive as severance compensation (a) Executive's then existing base salary at the time of the termination for the remaining term of the Agreement, payable on the same payment dates used for payment of salary to Roadmaster's other management personnel.

         14. No Other Reliance. The Parties represent and warrant that each has relied upon his or its own judgment and the judgment of their respective legal counsel regarding every aspect of this Agreement, and that no statements or representations (expressed or implied) were made by the Company or any of the Company's agents, employees, officers, directors or legal representatives that have influenced or induced the Executive to execute this Agreement.

         15. Entire Agreement. This Agreement reflects the entire understanding between the Parties and no statements, promises or inducements by Roadmaster or any agent of Company shall be valid or binding unless they are contained in this Agreement. This Agreement constitutes the entire agreement between the Parties and fully supersedes and replaces any and all alleged or actual prior agreements or understandings between the Parties.

         16. Notices. Any notice required hereunder shall be in writing and shall be properly served (a) if delivered in Person, or (b) if sent by facsimile transmission, confirmed by delivery, mail or recognized overnight air courier service, or (c) if sent by certified or registered mail letter with return air courier service, in any case addressed to the Parties at the following addresses, or those other addresses of which the sending party has been given notice as provided for in this paragraph:

         If to Roadmaster:          Roadmaster Industries, Inc.
                                    309 Williamson Avenue
                                    Opelika, Alabama 36803 USA
                                    Attn:  Mr. Charles E. Sanders, Executive
                                    Vice President
                                    Facsimile Number: (334) 745-1090


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         With a copy to:   David E. Schaper

                           Vice President & General Counsel
                           Roadmaster Corporation
                           10275 West Higgins Road, Suite 540
                           Rosemont, Illinois 62450 USA
                           Facsimile Number: (847) 635-0487

         If to Executive:  James L. Marden

                           --------------------------------

                           --------------------------------
                           Peachtree City, Georgia

         With a copy to:
                           --------------------------------

                           --------------------------------

                           --------------------------------
                           Facsimile Number:
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         Notice shall be effective on the date of personal delivery of the notice, one day after the sending of the facsimile transmission, or seven (7) days after mailing (if sent only by registered or certified mail).

         17. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that neither party may assign or delegate or subcontract its rights or obligations under this Agreement except with the prior written consent of the other party except that Roadmaster may, without Executive's consent, assign or transfer this Agreement in whole or part to any of Roadmaster's subsidiaries of substantially equivalent financial capability.

         18. Non-Waiver. The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach under this Agreement, whether or not of a like kind or nature.

         19. Remedies. All rights and remedies of the Parties stated herein are non-exclusive and in addition to other rights and remedies provided by law.

         20. Severability. In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, that term, condition or provision shall be severed and the remaining terms, conditions and provisions shall remain binding and effective.


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         21. Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of Georgia, United States of America.

         22. Counterparts. This Agreement may be executed in two or more identical counterparts, which together shall constitute one agreement.


JAMES L. MARDEN                             ROADMASTER INDUSTRIES, INC.
("Executive")                               ("Roadmaster")


--------------------------------            By:
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                                                Its:
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